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                                                             Exhibit 10.(LX)(02)

                                    EXHIBIT 1

                          VUSA BUFFYCOAT SPECIFICATIONS

o Delivery of Buffycoat units to VUSA shall be in less than [*] hours from the original time of blood donation (draw).

o Buffycoats shall be made from units satisfactory for transfusion use under applicable FDA regulations and guidelines.

o Storage, handling and transport of Buffycoats units shall be at [*.]

o        Hematocrit of [*] per Buffycoat unit.

o All FDA required and recommended transmissible disease and other testing on all blood samples (which currently includes testing for the following infectious diseases: HIV-I/HIV-II, HTLV-I, HBsAg, HBc, HCV, and Syphilis) and shown to be negative (e.g., non-reactive).

o VUSA recognizes that Buffycoats may from time to time be shipped before test results are available, in which case they shipped with a provisional certificate of analysis for the test results and other information that is available at the time of shipment, and will be promptly followed by a final certificate of analysis for all test data.

o A unit of Buffycoats will be derived from a unit of whole blood that has a volume greater than or equal to [*], and the whole blood will have an average of approximately [*] million white blood cells per ml, and shall contain on average not less than [*] billion white blood cells per delivered Buffycoat unit per [*] of whole blood source.

o Packaged and labeled for shipping (transport) per ARC standard operating procedures.

o To the extent not specifically required otherwise herein, Buffycoats will be manufactured (including all steps pertaining thereto, such as, but not limited to, collection, handling, storage, testing, packaging, labeling, shipment, and documentation) in compliance with (i) FDA cGMP and other requirements and recommendations applicable to the manufacture of blood for transfusion, and (ii) to the extent not in conflict with such FDA requirements and recommendations, with ARC's standard operating procedures.


                                   Exhibit 1

* The information redacted herefrom is the subject of a Confidentiality Request submitted to the Securities and Exchange Commission.
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                                    EXHIBIT 2
              VOLUME DISCOUNT PRICE SCHEDULE AND REBATE PROGRAM #1
              (FOR THE PERIOD EXTENDING 24 MONTHS FROM THE DATE OF
                                EXECUTION HEREOF)

         PAYMENT TERMS:

                  FOB VUSA 1% 10 Net 30 from date of invoice to VUSA (Payment due date); with invoices delivered to VUSA once each month during the Term of the Agreement.

                    BUFFYCOATS PER YEAR                  PRICE PER BUFFYCOAT
        -------------------------------------------      -------------------

                         0 - 10,000                              [*]
                      10,000 - 100,000                           [*]
                     100,000 - 250,000                           [*]
                     250,000 - 500,000                           [*]

         VUSA REBATE PROGRAM ON BUFFYCOAT PURCHASES

VUSA shall be entitled to receive a rebate on Buffycoat purchases (in dollars), up to a maximum of 20% of the ARC's net gain (appreciation minus selling expenses) on the Company's shares from the Warrant, based on the percentage net gain accrued by ARC through the receipt of the Warrant, as follows:

                                                              VUSA REBATE
               ARC NET GAIN ON VIRAGEN SHARES            ON BUFFYCOAT PURCHASES
               ------------------------------            ----------------------

                         0% to 10%                              No Discount
                         10% to 25%                                  4%
                         25% to 50%                                  8%
                         50% to 75%                                 12%
                        75% to 100%                                 16%
                     Greater than 100%                              20%

         The rebate on actual net gains resulting from the sale of the Company's common stock received by ARC through the exercise of the Warrant shall be paid to VUSA in the quarter following the sale of the stock.

         The rebate on unrealized net gains resulting from the increase in the Company's share price on shares purchased or vested under the Warrant shall be as follows:

1. The rebate for each of the four blocks of common stock underlying the Warrant will apply specifically to the two-year period of time to which the shares are linked (through the volume discount price schedule). The rebate on unrealized net gains will apply to each of the four blocks of common stock under the Warrant only once, at the end of the two-year period linked to the common stock through the price agreement. No rebate for unrealized gains shall be due any shares for which a rebate based on realized gains has been paid, and no rebate for realized gains shall be due any shares for which a rebate based on unrealized gains has been paid.






                                Exhibit 2 Page 1
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2.       The net unrealized gain on the shares of common stock will be calculated at the end of each two-year period linked to each of the four blocks of common stock under the warrant.

3. The calculation of the net unrealized gain will be based on the increase in the Company's share price over the stated exercise price. The Company's share price will be defined as the average of the closing price of its common stock for the four calendar quarters preceding the end of the two-year period. Since the shares of common stock will not have been sold, an estimate will be made of the future selling expenses to calculate the net unrealized gain.

4. The rebate will be applied by VUSA to its ARC account on the later of the dates that the shares linked to the two-year period are registered with the SEC, or three (3) months after the end of the two-year period.





                                Exhibit 2 Page 2
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                                    EXHIBIT 3
                DISCOUNT ON SHARES OF COMMON STOCK AS PAYMENT FOR
                                   BUFFYCOATS


                        Discount from Market Price - [*]







                                   Exhibit 3
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                                    EXHIBIT 4
                   WARRANTS AND REGISTRATION RIGHTS AGREEMENT

EXHIBIT 4A

         The Warrant Agreement

EXHIBIT 4B

         The Registration Rights Agreement

              ATTACHED AND TO BE SEPARATELY EXECUTED BY THE COMPANY
                                     AND ARC





                                Exhibit 4a & 4b